                                                              EXHIBIT (a)(3)(iv)

                         [VAN KAMPEN INVESTMENTS LOGO]
                          IMPORTANT OPERATIONS NOTICE
                           (FOR MAIN OFFICE USE ONLY)
                                                                   DATE: 9/17/04
                                                           CONTROL NUMBER: 0619A
                                                                     PAGE 1 OF 1

ANNOUNCING . . .

   VAN KAMPEN SENIOR LOAN FUND CLASS B (FORMERLY PRIME RATE INCOME TRUST) AND
    VAN KAMPEN SENIOR LOAN FUND CLASS C (FORMERLY SENIOR FLOATING RATE FUND)
                          COMMENCEMENT OF TENDER OFFER

PLEASE BE ADVISED THAT THE VAN KAMPEN SENIOR LOAN FUND CLASS B AND CLASS C TENDER OFFER STARTS ON FRIDAY SEPTEMBER 17, 2004 AND ENDS AT 12:00 MIDNIGHT EASTERN TIME ON FRIDAY, OCTOBER 15, 2004.

Shareholders may tender by completing and returning the Letter of Transmittal by OCTOBER 15, 2004. Alternatively, Selling Firms may tender account positions with a wire order redemption via NSCC Fund/SERV or by calling Van Kampen's Brokerage Operations Support Services at (800) 421-3863, on OCTOBER 15, 2004 (trade date of the Tender Offer).

The Fund is offering to purchase a portion of its outstanding shares at a price equal to the respective net asset value per class of common shares of the Fund as of 5:00 pm Eastern Time on October 15, 2004, the expiration date of the Tender Offer, unless extended. The Tender Offer and the withdrawal rights expire at 12:00 midnight Eastern Time on October 15, 2004 unless the Tender Offer is extended. An early withdrawal charge will be imposed on most Class B Shares and Class C Shares accepted for payment that have been held for less than five years and one year, respectively.

----------------------------------------------------------------------------------------------------------
          FUND NAME                 NUMBER         SYMBOL         CUSIP       TENDER START    TENDER END
----------------------------------------------------------------------------------------------------------
 VK Senior Loan Fund Class B          59           XPRTX        920914108      9/17/2004      10/15/2004
 VK Senior Loan Fund Class C         359           XSLCX        920914207      9/17/2004      10/15/2004
----------------------------------------------------------------------------------------------------------

          PLEASE DIRECT YOUR TENDER QUESTIONS TO THE FOLLOWING AREAS:

    MAIN OFFICE: VKIS BROKERAGE OPERATIONS SUPPORT SERVICES (BOSS) AT (800)
                                   421-3863.

   REGISTERED REPRESENTATIVES: CLIENT RELATIONS DEPARTMENT AT (800) 421-5666.

THIS MATERIAL IS PREPARED FOR INTERNAL OR FINANCIAL PROFESSIONAL USE ONLY. It may not be reproduced or shown to members of the general public or used in written form as sales literature; any such use would be in violation of the NASD Conduct Rules. This material is subject to change, please consult the prospectus.

Van Kampen Funds Inc.
Copyright (C)2004 Van Kampen Funds Inc. All rights reserved.
Member NASD/SIPC.